EXHIBIT 99.1

For Further Information

Randy Kohn, Chief Executive Officer

843-522-1228 or email: randyk@lowcountrybank.com

James L. Pate, Chief Financial Officer

843-522-1228 or email: jimmy@lowcountrybank.com

July 28, 2006

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY

Reports Quarterly Earnings

July 28, 2006 — Beaufort, SC - Coastal Banking Company, Inc., holding company for Lowcountry National Bank, Beaufort, South Carolina and First National Bank of Nassau County, Fernandina Beach, Florida, reported financial performance for the quarter ended June 30, 2006.

Net income for the quarter ended June 30, 2006 totaled $784,000 compared to $307,000 for the quarter ended June 30, 2005. Diluted income per share increased 20% during the June 30, 2006 quarter to $.30 per share from $.25 per share for the same period in 2005. For the six months ended June 30, 2006, net income totaled $1,420,000 compared to $525,000 for the same period last year. Diluted income per share for the first six months increased 28% to $.55 per share from $.43 per share last year.

Total assets grew by 13.3% or $47.3 million to $402.5 million during the first six months of 2006. Total loans increased by 12.5% or $30.2 million to $272.6 million and total deposits increased by 13.2% or $37.9 million to $324.3 million. Total shareholders’ equity totaled $40.2 million and tangible equity totaled $29.6 million at June 30, 2006.

On June 30, 2006, Coastal completed a $4.0 million trust preferred issuance. Coastal intends to use the proceeds of the issuance to provide capital to its two banking subsidiaries.  On July 13, 2006, Coastal announced its plans to expand into Georgia by signing a definitive agreement to acquire the Meigs, Georgia office of Cairo Banking Company. Subject to regulatory approval, the company expects to operate the Meigs office as a branch of First National. First National currently operates a loan production office in Savannah, Georgia. Randy Kohn, Chief Executive Officer of Coastal stated, “These plans are the company’s next logical steps in connecting its South Carolina and Florida markets.” Commenting on the June 30, 2006 performance, Kohn stated, “The company’s continued improved earnings and balance sheet growth reflect our regional economic strengths and management’s commitment to expanding the company along profitable lines of banking and in markets with good growth potential.”

Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC.  Its stock is traded over the counter under the symbol (OTC: CBCO.OB).  Earnings performance and balance sheet information for 2006 reflects the acquisition of First Capital Bank Holding Corporation, which was completed on October 1, 2005. Earnings per share figures for 2005 are adjusted for a 5% stock dividend paid to shareholders on December 15, 2005.

Coastal Banking Company Inc.

Selected Financial Data

	June 30, 2006	June 30, 2005	December 31, 2005

Total Assets	402,502,614	156,084,742	355,168,137
Total Shareholders equity	40,227,390	11,341,427	39,315,168
Total Shareholders equity - Tangible	29,580,872	11,341,427	28,479,198

Total allowance for loan losses	3,132,700	1,193,000	2,862,992
Allowance to gross loans outstanding	1.15%	1.08%	1.18%
Net charge offs as% of gross loans (annualized)	0.08%	0.09%	0.04%

Shares outstanding	2,375,885	1,060,898	2,369,263
Book Value Per Share	16.93	10.69	16.59
Book Value Per Share - Tangible	12.45	10.69	12.02

	June 30, 2006	June 30, 2005
Quarter ending:
Net Income	784,321	306,715
Basic earnings per share	0.33	0.29
Diluted earnings per share	0.30	0.25

Weighted average shares outstanding Basic	2,375,253	1,010,379
Weighted average shares outstanding Diluted	2,588,872	1,213,530

	June 30, 2006	June 30, 2005
Six Months ending
Net Income	1,419,582	525,281
Basic earnings per share	0.60	0.50
Diluted earnings per share	0.55	0.43

Weighted average shares outstanding Basic	2,374,223	1,010,379
Weighted average shares outstanding Diluted	2,585,507	1,213,530

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words “believes,” “anticipates,” “intends,” “expects,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal’s markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.